Exhibit 99.1

Date:	May 22, 2007
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation
Announces Stock Repurchases

LOS ALAMOS, NEW MEXICO, MAY 22, 2007 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”), Title Guaranty & Insurance Company (“Title Guaranty”), and TCC Appraisal Services Corporation, announced today that the Board of Directors approved the extension of the previous repurchase plan that expired on March 31, 2007. The repurchase plan originally authorized the repurchase of up to $1.0 million in outstanding shares. The Board of Directors approved the use of the remaining $353 thousand of that previously authorized amount for the repurchase of shares of common stock. Pursuant to this authorization, Trinity repurchased a total of 11,956 shares in May 2007. The Board of Directors determined that the repurchase of stock at this time was a good investment due to the recent market prices and a sensible use of the Company’s current capital.

In a separate transaction executed on May 22, 2007, Trinity repurchased 1,796 shares of its common stock pursuant to the Employee Stock Ownership Plan’s put option.

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Trinity is a bank holding company with $1.355 billion in total assets and has 286 full-time equivalent employees.  LANB is currently in its 43rd year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and two offices in Santa Fe as well as loan services at its loan production office in Albuquerque.  LANB also operates a network of 30 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe. TCC Appraisal Services Corporation provides residential real estate appraisals in Los Alamos County.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

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